Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Primo Water Corporation of our report dated March 30, 2011, except for Note 11 as to which the date is May 13, 2011, relating to our audits of the financial statements which appear in the Registration Statement on Form S-1, as amended (No. 333-173554) of Primo Water Corporation as of December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010.

/s/ McGladrey & Pullen, LLP
Raleigh, North Carolina
June 27, 2011